Exhibit 10.3

AMENDMENT TO LETTER AGREEMENT

This Agreement (the “Amendment”) is entered into by and between Dylan Boudraa (the “Executive”) and Actuate Corporation, a Delaware corporation (the “Company”) as of December 9, 2014.

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Open Text Corporation, a Canadian corporation (“Parent”), and certain other parties, pursuant to which a subsidiary of Parent will merge with and into the Company (the “Merger”).

WHEREAS, in connection with and contingent on the effectiveness of the Merger (the “Effective Time”), the Company and the Executive have agreed to amend that certain letter agreement, dated as of July 24, 2014, by and between the Company and the Executive (the “Prior Agreement”) to increase the time (from ninety (90) days to one hundred and eighty (180) days) that the Executive has to notify the Company of the grounds for an Involuntary Termination (as defined in the Prior Agreement).

NOW, THERFORE, in consideration of the foregoing premises and for good and valuable consideration, receipt of which is hereby acknowledged, the Executive and the Company, intending to be legally bound, hereby agree as follows:

1.	At, and subject to the occurrence of, the Effective Time, the first line in clause (ii) of the definition of “Involuntary Termination” in the Prior Agreement shall be amended so that the reference to “one hundred eighty (180) days” shall be replaced with a reference to “two hundred and ten (210) days.”

2.	At, and subject to the occurrence of, the Effective Time, the last paragraph of the definition of “Involuntary Termination” in the Prior Agreement shall be replaced with the following paragraph:

“In no event shall you have the right to resign for any of the reasons listed in subparagraph (ii) above and thereby trigger an Involuntary Termination unless (a) you first notify the Corporation in writing of the existence of the relevant event or transaction constituting grounds for such an Involuntary Termination within one hundred and eighty (180) days after the occurrence of such event or transaction and (b) the Corporation fails to remedy the event or transaction constituting grounds for such Involuntary Termination within a reason cure period of at least thirty (30) days after receipt of such notice.”

3.	Each Company restricted stock unit that is subject to performance-based vesting conditions and held by the Executive as of December 5, 2014 and as set forth on Section 2.08(c)(ii) of Company’s Disclosure Schedules to the Merger Agreement (the “Cancelled PSUs”), shall be cancelled as of the Effective Time without any consideration being payable by the Company, Parent, their affiliates or otherwise and that from and following the Effective Time, the Executive will have no further rights with respect to the Cancelled PSUs.

4.	If the Effective Time does not occur, this Amendment shall be void and of no force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment on the day and year first above written.

EXECUTIVE

/s/ Dylan Boudraa
Dylan Boudraa

ACTUATE CORPORATION

By:	/s/ Thomas E. McKeever
Name:	Thomas E. McKeever
Title:	Senior Vice President, General Counsel

[Signature Page to Amendment]